BAE SYSTEMS plc F-6 POS

Exhibit (a)(3)

AMENDMENT NO. 2 TO AMENDED AND RESTATED DEPOSIT AGREEMENT AMONG BAE SYSTEMS PLC, JPMORGAN CHASE BANK, N.A. AS DEPOSITARY AND HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

WORLDWIDE SECURITIES SERVICES

jpmorgan.com

J.P.Morgan

AMENDMENT NO. 2, dated as of           , 2022 (the “Amendment”), to the Amended and Restated Deposit Agreement dated as of May 2, 2003, as amended by Amendment No. 1, dated as of October 14, 2008 (as previously amended, the “Deposit Agreement”), among BAE SYSTEMS PLC, a public limited corporation organized under the laws of England and Wales, and its successors (herein called the “Company”), JPMORGAN CHASE BANK, N.A., as depositary hereunder (herein called the “Depositary”), and all holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A of the Deposit Agreement, and incorporated by reference therein, the Company and the Depositary desire to amend the terms of the Deposit Agreement and the ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT AND ADRS

SECTION 2.01.    All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the date hereof, refer to the Deposit Agreement as further amended by this Amendment.

SECTION 2.02.      The first sentence of Section 14 of the Deposit Agreement is replaced with the following:

On or before the first date on which the Company gives any notice of any meeting of owners of Shares or notice of taking any action in respect of any cash or other distributions of any rights available to holders of Deposited Securities or makes any communication that reasonably could require the Depositary to take, or plan to take, action under this Deposit Agreement, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English.

SECTION 2.03. Section 17 of the Deposit Agreement is replaced with the following:

(a)       Notice to Holders. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders of the ADSs evidenced by the ADRs held by such other Holders. The Depositary’s only notification obligations under this Deposit Agreement and the ADRs shall be to Holders. Notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of an interest in the ADSs evidenced by such Holder’s ADRs.

(b)        Notice to the Depositary or the Company. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or by electronic transmission to the e-mail address set forth in (i) or (ii), respectively, or at such other address or email address provided by the Depositary or the Company to the other, respectively, in the same manner as notices are required to be provided in this Section 17:

(i)	JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York, 10179

Attention: Depositary Receipts Group

E-mail Address: DR_Global_CSM@jpmorgan.com

(ii)	BAE SYSTEMS plc

6 Carlton Gardens

London SW1Y 5AD

England

Attention: Company Secretary

E-mail Address: company.secretary@baesystems.com

Delivery of a notice by means of electronic messaging shall be deemed to be effective at the time of the initiation of the transmission by the sender (as shown on the sender’s records) to the email address set forth above, notwithstanding that the intended recipient retrieves the message at a later date, fails to retrieve such message, or fails to receive such notice on account of its failure to maintain the designated e-mail address, its failure to designate a substitute e-mail address or for any other reason.

SECTION 2.04. The following two sections are inserted immediately after Section 17 of the Deposit Agreement, with the now current Sections 18 and 19 being renumbered Sections 19 and 20, respectively, as a result thereof:

18. Governing Law; Consent to Jurisdiction.

(a)       The Deposit Agreement, the ADSs and the ADRs shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

(b)       By the Company. The Company irrevocably agrees that any legal suit, action or proceeding against the Company brought by the Depositary or any Holder or beneficial owners of ADSs, arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against the Depositary brought by the Company, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York.

(c)       By Holders and Beneficial Owners. By holding an ADS or an interest therein, Holders and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(d)       Notwithstanding the foregoing, any suit, action or proceeding against the Company based on this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted by the Depositary in any competent court in the United Kingdom and/or the United States.

19. Waiver of Jury Trial. EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of this Deposit Agreement or any ADR is intended to constitute a waiver or limitation of any rights which Holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

SECTION 2.05.        The first three sentences of paragraph (1) of the form of ADR and all outstanding ADRs are replaced with the following:

This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian; or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions.

SECTION 2.06.       Paragraph (6)(c) of the form of ADR and all outstanding ADRs is replaced with the following:

Notwithstanding any provision of the Deposit Agreement or of the ADRs and without limiting the foregoing, by being a Holder, each such Holder agrees to provide such information as the Company may request in a disclosure notice (a “Disclosure Notice”) given pursuant to the United Kingdom Companies Act 2006 (as amended from time to time and including any statutory modification or re-enactment thereof, the “Companies Act”) or the Articles of Association of the Company. By accepting or holding an ADR, each Holder acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of Association which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares. In addition, by accepting or holding an ADR each Holder agrees to comply with the provisions of the United Kingdom Disclosure Guidance and Transparency Rules (as amended from time to time, the “DTRs”) with regard to the notification to the Company of interests in Shares and certain financial instruments, which currently provide, inter alia, that a Holder must notify the Company of the percentage of its voting rights he holds as shareholder or holds or is deemed to hold through his direct or indirect holding of certain financial instruments (or a combination of such holdings) if the percentage of those voting rights (i) reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of Shares or certain financial instruments, or (ii) reaches, exceeds or falls below such applicable thresholds as a result of events changing the breakdown of voting rights and on the basis of information disclosed by the Company in accordance with the DTRs. The notification must be effected as soon as possible, but not later than two trading days after the Holder (a) learns of the acquisition or disposal or of the possibility of exercising voting rights, or on which, having regard to the circumstances, should have learned of it, regardless of the date on which the acquisition, disposal or possibility of exercising voting rights takes effect, or (b) is informed of the event mentioned in (ii) above.

SECTION 2.07.       The second sentence of the first paragraph of paragraph (7) of the form of ADR and all outstanding ADRs is amended by replacing US$0.02 with “US$0.05 or less.”

SECTION 2.08.      Subsection (iv) of the fourth sentence of the first paragraph of paragraph (7) of the form of ADR and all outstanding ADRs is amended by inserting “fees, charges and” at the start thereof.

SECTION 2.09.      Paragraph (7) of the form of ADR and all outstanding ADRs is further amended by inserting the following immediately after the first paragraph thereof:

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and beneficial owners of ADSs each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

SECTION 2.10.       The last sentence of the Form of the Face of the ADR and all outstanding ADRs is amended to read as follows: “The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

SECTION 2.11.       The form of ADR and all outstanding ADRs are further amended to include the following as paragraph (18) thereof:

(18) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which a Holder or any Beneficial Owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

SECTION 2.12.       The form of ADR, and all outstanding ADRs (and the terms of all outstanding ADSs), in each case reflecting the amendments set forth in this Article II, are amended and restated to read as set forth in Exhibit A hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.        Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in England or Wales, nor does any stamp or similar tax or governmental charge need to be paid in England or Wales on or in respect of such agreements.

ARTICLE IV

MISCELLANEOUS

Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement. Other than as set forth herein, nothing in this Amendment shall affect any of the respective rights and obligations of any of the parties hereto under the Deposit Agreement. By executing this Amendment, the parties hereto ratify and confirm the terms of the Deposit Agreement, as modified by the terms of this Amendment. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. If there shall be any conflict in the terms and conditions of the Deposit Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall control and be binding. This Amendment will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The jurisdictional provisions of the Deposit Agreement are incorporated herein by reference and deemed to be a part hereof applicable hereto.

If any court of competent jurisdiction holds any provision of this Amendment invalid or unenforceable, the other provisions of the Deposit Agreement as amended hereby will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Amendment, together with the Deposit Agreement as amended hereby, contains the entire agreement of the parties with respect to its subject matter and supersedes all existing and all other communications (oral, written or in any other form) between the parties hereto concerning this subject matter. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, BAE SYSTEMS plc and JPMORGAN CHASE BANK, N.A. have duly executed this Amendment No. 2 to Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto.

BAE SYSTEMS plc

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT A

ANNEXED TO AND INCORPORATED IN

AMENDMENT NO. 2 TO AMENDED AND RESTATED DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

AS PROVIDED IN THE ARTICLES OF ASSOCIATION OF BAE SYSTEMS plc AND THE DEPOSIT AGREEMENT REFERRED TO BELOW, THE HOLDER HEREOF, THIS ADR, THE ADSs EVIDENCED HEREBY AND THE SHARES REPRESENTED THEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS, INCLUDING INFORMATION REQUIREMENTS, RESTRICTIONS ON OWNERSHIP AND PROVISIONS FOR, AMONG OTHER THINGS, THE CANCELLATION OF ADSs AND COMPULSORY SALE OF THE SHARES REPRESENTED THEREBY AND LIMITATION OF VOTING RIGHTS. SUCH RESTRICTIONS MAY CHANGE FROM TIME TO TIME. SEE PARAGRAPH (6) BELOW.

____	No. of ADSs:
Number

Each ADS represents
Four (4) Shares

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

BAE SYSTEMS plc

(Incorporated under the

laws of England and Wales)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the “Depositary”), hereby certifies that _________  is the registered owner (a “Holder”) of _____ American Depositary Shares (“ADSs”), each (subject to paragraph (13) representing four (4) ordinary shares (including the rights to receive Shares described in paragraph (1), “Shares” and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the “Deposited Securities”), of BAE SYSTEMS plc, a corporation organized under the laws of England and Wales (the “Company”), deposited under the Amended and Restated Deposit Agreement dated as of May 2, 2003 (as amended from time to time, the “Deposit Agreement”) among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder (“ADRs”), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1) Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian; or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company’s compliance with such Act.

(2) Withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(6) Disclosure of Interests. (a) The Company may from time to time request Holders or former Holders to provide information as to the capacity in which they hold or held ADRs, regarding the identity of any other persons then or previously holding any beneficial or other interest in such ADRs and the nature of such interest and various other matters, including, without limitation, information relating to nationality, residence and domicile, in order to ensure that ownership of Shares and other securities complies with the Articles. Notwithstanding any other provision of the Deposit Agreement or this ADR, each Holder additionally agrees to comply with reasonable requests from the Company pursuant to English law, the rules and requirements of each stock exchange or automated quotation system on which the Shares are, or will be, registered or traded, or the Articles, which are made to provide information as to such capacity, identity and interests. Each such Holder agrees to provide promptly any such information pursuant to paragraph 6(a) whether or not still a Holder at the time of such request, in sufficient detail to enable the Company to determine conclusively whether the Holder is, and whether the ownership of Shares and other securities is, in compliance with the Articles. The Depositary agrees to use its reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such request to such Holders (in some cases for further forwarding to beneficial owners holding ADSs through such Holder) and to the last known address, if any, of such former Holders and to forward to the Company any responses to such requests received by the Depositary, and to use its reasonable efforts to assist the Company in obtaining such information with respect of the ADRs received from Holders, provided that nothing herein shall be interpreted as obligating the Depositary to provide or obtain any such information not provided to the Depositary or its agents appointed hereunder by such Holders or former Holders. To the extent that provisions of or governing any Deposited Securities or the applicable laws, rules or regulations of any governmental authority or the Articles may require the disclosure of or limit the beneficial or other ownership of Deposited Securities, other Shares and other securities and/or limit the aggregate number of securities deposited at any time and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership or deposits, the Depositary shall use its reasonable efforts to comply with Company instructions as to American Depositary Receipts in respect of any such enforcement or limitation or any reversal of any conversion of Shares into ADRs, and Holders shall comply with all such disclosure requirements, ownership limitations and reversals and shall cooperate with the Depositary’s compliance with such Company instructions.

(b)       The Company may restrict transfers of the Shares where such transfer might result in ownership of Shares or other securities exceeding limits imposed by applicable law or the Articles. The Company may also restrict, in such manner as it deems appropriate, transfers of the ADSs where such transfer may result in the total number of Shares represented by the ADSs together with any other Shares or other securities owned by one or more persons to exceed any such limits. Notwithstanding any inability of any party to physically restrict a transfer of ADSs, Holders agree contractually to abide by the Company’s instructions. The Company reserves the right to instruct Holders to deliver their ADRs (including those evidencing ADSs held by such Holder for any person or entity having a beneficial interest deriving from the ownership of an ADS) for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares. The Company may also refuse to allow such Holder to redeposit such Shares into the ADR facility and require such Holder to submit to the disenfranchisement or mandatory sale of such Shares in order that the ownership of Shares and other securities of the Company by persons complies with the Articles. The Depositary agrees to cooperate with the Company in its efforts to inform Holders (on behalf of such Holders in their individual capacity and the beneficial owners who hold their ADSs through such Holders) of the Company’s exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk or expense on the part of the Depositary to, the Company on the manner or manners in which it may enforce such rights with respect to any Holder. Each holder acknowledges that, as of the date hereof, the Company’s Articles limit the ownership of Shares (including Shares represented by ADSs) of the Company by persons who are foreigners (as defined in the Articles) to an individual foreign shareholding limit of 15% of all outstanding Shares.

(c)       Notwithstanding any provision of the Deposit Agreement or of the ADRs and without limiting the foregoing, by being a Holder, each such Holder agrees to provide such information as the Company may request in a disclosure notice (a “Disclosure Notice”) given pursuant to the United Kingdom Companies Act 2006 (as amended from time to time and including any statutory modification or re-enactment thereof, the “Companies Act”) or the Articles of Association of the Company. By accepting or holding an ADR, each Holder acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of Association which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares. In addition, by accepting or holding an ADR each Holder agrees to comply with the provisions of the United Kingdom Disclosure Guidance and Transparency Rules (as amended from time to time, the “DTRs”) with regard to the notification to the Company of interests in Shares and certain financial instruments, which currently provide, inter alia, that a Holder must notify the Company of the percentage of its voting rights he holds as shareholder or holds or is deemed to hold through his direct or indirect holding of certain financial instruments (or a combination of such holdings) if the percentage of those voting rights (i) reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of Shares or certain financial instruments, or (ii) reaches, exceeds or falls below such applicable thresholds as a result of events changing the breakdown of voting rights and on the basis of information disclosed by the Company in accordance with the DTRs. The notification must be effected as soon as possible, but not later than two trading days after the Holder (a) learns of the acquisition or disposal or of the possibility of exercising voting rights, or on which, having regard to the circumstances, should have learned of it, regardless of the date on which the acquisition, disposal or possibility of exercising voting rights takes effect, or (b) is informed of the event mentioned in (ii) above.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. In addition, a fee of U.S.$0.05 or less per ADS shall be incurred by Holders and persons holding ADSs on each Cash distribution made pursuant to the Deposit Agreement. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) fees, charges and expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and beneficial owners of ADSs each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities, the Articles and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (www.baesystems.com) or through an electronic information delivery system generally available to the public in its primary trading market. The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Securities Exchange Act of 1934 or to take any action if the Company is not complying with those requirements.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By
Authorized Officer

The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

(11) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. In no event shall the Depositary or any of its agents be liable for any indirect, special, punitive or consequential damages. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18) Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION, CLAIM OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS. No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which a Holder or any Beneficial Owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.